Exhibit 99.1

Fox Corporation to Acquire Credible Labs Inc.,

a Leading U.S. Consumer Finance Marketplace

New York, NY and Los Angeles, CA – August 4, 2019 – Fox Corporation (Nasdaq: FOXA, FOX) today announced the entry into a definitive merger agreement for the proposed acquisition of 67% of the equity in Credible Labs Inc. (ASX: CRD) (“Credible”), a leading consumer finance marketplace in the U.S. The price per CHESS Depositary Interests of $AUD 2.21 in cash represents a 31% premium to Credible’s closing price on the day prior to Fox’s initial May 29 proposal. Following the equity purchase of approximately $USD 265 million, FOX will commit up to $USD 75 million of growth capital to Credible over approximately two years.

Credible delivers a differentiated and personalized experience that enables consumers to compare instant, accurate pre-qualified rates from multiple financial institutions across student loans, personal loans and mortgages, helping consumers save money and make better financial decisions.

Fox Corporation Executive Chairman and Chief Executive Officer Lachlan Murdoch said: “The acquisition of Credible underscores Fox Corporation’s innovative digital strategy that emphasizes direct interactions with our consumers to provide services they want and expand their engagement with us across platforms. Credible, which has tremendous synergy with core brands such as FOX Business and FOX Television Stations and will benefit from our audience reach and scale, will drive strategic growth, further develop our brand verticals and deepen consumer relationships.”

As part of the transaction, and subject to certain approvals from the Australian Securities Exchange (“ASX”), Credible Founder and CEO, Mr. Stephen Dash, will exchange shares equal to 33% of Credible’s outstanding common stock into units of a newly created FOX subsidiary. Mr. Dash will continue to serve as CEO of Credible.

Mr. Dash commented: “Fox Corporation’s record of innovation and focus on audience engagement will further enhance Credible’s position as a leading consumer finance marketplace in the United States, creating opportunities for organic growth and the expansion of the Credible platform. Credible’s industry-leading user experience, combined with FOX, will provide greater impact and scale for consumers.”

The transaction, which is expected to close in the fourth quarter of this year, is conditioned on the receipt of a majority vote of all Credible shareholders, as well as a majority vote of all shareholders other than Mr. Dash and his affiliates, and is subject to the receipt of regulatory approvals (including certain approvals from the ASX) and other customary closing conditions.

Credible joins Fox Corporation’s diverse digital offerings that also include exclusive content via the popular FOX Nation service, the pay-per-view functionality on the FOX Sports app, live and on demand content on FOX Now, and leading news sources including FOXNews.com, FOXBusiness.com and the websites of local FOX Television Stations.

Kirkland & Ellis LLP and Herbert Smith Freehills are serving as U.S. and Australian legal counsel, respectively, to Fox Corporation.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports and entertainment content through its iconic domestic brands including: FOX News, FOX Sports, the FOX Network, and the FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develops deeper consumer relationships and creates more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

About Credible

Credible (ARBN: 621 866 813) is a U.S. company based in San Francisco which operates a consumer finance marketplace that helps consumers save money and make better financial decisions. Credible has developed a proprietary technology platform that is integrated with credit bureaus and financial institutions. Credible has developed a differentiated, and personalized user experience that enables consumers to compare instant, accurate pre-qualified rates from multiple financial institutions for student loans, personal loans and mortgages. For more information, please visit: www.credible.com

Cautionary Note Regarding Forward Looking Statements

This news release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements and information relating to the Fox Corporation’s proposed acquisition of Credible equity. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this news release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the business of Fox Corporation. More detailed information about risk factors affecting Fox Corporation is contained in the documents Fox Corporation has filed with or furnished to the Securities and Exchange Commission (the “SEC”), including its Registration Statement on Form 10, filed with the SEC and declared effective by the SEC on February 5, 2019, and subsequent Quarterly Reports on Form 10-Q.

Investors are cautioned not to put undue reliance on forward looking statements or information. Statements and information in this news release speak only as of the date they were made, and Fox Corporation does not undertake any duty to update or release any revisions to any forward looking statement made in this news release or to report any events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events or to conform such statements and information to actual results or changes in expectations, except as required by law.

Press Contacts:

United States

Hope Hicks

310-369-1212

hope.hicks@fox.com

Megan Klein

310-369-1363

megan.klein@fox.com

Australia

John Connolly

61 2 9232 1033

jc@jcp.com.au

Investor Contacts:

Joe Dorrego

212-852-7856

joseph.dorrego@fox.com

Dan Carey

212-852-7955

daniel.carey@fox.com